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Exhibit 10.42

                                                               November 14, 1995

Mr. Joseph M. Tucci
10 Mountain Laurel Drive
Unit No. 604
Nashua, NH  03060

        RE:   Amendment to March 9, 1993 Agreement, as amended

Dear Joe:

        This letter constitutes a third amendment to the March 9, 1993 letter agreement between Wang Laboratories, Inc. ("WLI") and you relative to your employment by WLI as its Chief Executive Officer and Chairman of the Board of Directors (the "Employment Letter"), as amended on June 22, 1994 and April 26, 1995. WLI has agreed with you that the Employment Letter is amended as follows:

    1. Paragraph 2(c), added to the Employment Letter through Paragraph 3 of the June 23, 1994 amendment, is modified to delete the words "and the fiscal years thereafter" from its introductory provisions.

    2. A new Paragraph 2(d) is hereby added to the Employment Letter that provides as follows:

               Your cash compensation for Fiscal Year 1996 and the fiscal years thereafter shall consist of: (i) a $555,000 annual base salary; and (ii) a bonus to be determined by the Board of Directors based upon your performance, to be targeted at 60% of your annual base salary at 100% performance and 80% of the annual base salary at 120% performance.

        You shall be targeted to draw $25,000 per quarter against the targeted bonus but such draw shall be for your convenience only.

    3. The provisions of Paragraph 6 of the Employment Letter, as amended by the amendment of June 22, 1994, shall be modified to provide that your Anticipated Annual Compensation, as defined therein, shall be $888,000.